UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

UNITED SECURITY BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED SECURITY BANCSHARES, INC.

TO OUR SHAREHOLDERS:

We will hold the 2004 Annual Meeting of Shareholders of United Security Bancshares, Inc. (“Bancshares”), at 2:00 p.m., local time, on Tuesday, May 11, 2004, at Alabama Southern Community College, 30755 Highway 43, Thomasville, Alabama 36784.

We have enclosed a notice of the meeting, a proxy statement, a proxy and the Annual Report to Shareholders for 2003 and hope that you will study the enclosed material carefully and attend the meeting in person.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and return it via facsimile (334-636-9606) or in the accompanying envelope as promptly as possible. You may revoke the proxy by voting in person at the meeting, by signing a later-dated proxy or by giving written notice of revocation to the Secretary of Bancshares at any time before the proxy is voted.

Sincerely,

/s/ Hardie B. Kimbrough

Hardie B. Kimbrough

Chairman of the Board

/s/ R. Terry Phillips

R. Terry Phillips

President and Chief Executive Officer

April 1, 2004

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

Telephone 334-636-5424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 11, 2004

TO THE SHAREHOLDERS OF UNITED SECURITY BANCSHARES, INC.:

Notice is hereby given that the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) of United Security Bancshares, Inc. (“Bancshares”) will be held at Alabama Southern Community College, 30755 Highway 43, Thomasville, Alabama 36784, on Tuesday, May 11, 2004, at 2:00 p.m., local time, for the following purposes:

(1)	To elect thirteen (13) directors of Bancshares to serve for the ensuing year;

(2)	To ratify the adoption of the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 18, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

A complete list of the shareholders of Bancshares will be available and open for examination by any shareholder of Bancshares during ordinary business hours for a period beginning two business days after the mailing of this notice.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you are requested to complete, sign and date the enclosed proxy and send it promptly via facsimile (334-636-9606) or mail it in the envelope provided for that purpose. The proxy may be revoked by your vote in person at the Annual Meeting, by your executing and delivering a later-dated proxy or by your giving written notice to the undersigned Secretary of Bancshares at any time prior to the voting thereof.

By Order of the Board of Directors,

/s/ Larry M. Sellers

Larry M. Sellers Secretary

Thomasville, Alabama

April 1, 2004

i

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

Telephone 334-636-5424

PROXY STATEMENT

FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2004

INTRODUCTION

This Proxy Statement is furnished on or about April 1, 2004 by United Security Bancshares, Inc. (“Bancshares”) to the holders of common stock of Bancshares in connection with Bancshares’ Annual Meeting of Shareholders, and any adjournments or postponements thereof, to be held on Tuesday, May 11, 2004 at 2:00 p.m. at Alabama Southern Community College, 30755 Highway 43, Thomasville, Alabama 36784 (the “Annual Meeting”). The matters to be considered and acted upon are:

(1)	the election of thirteen (13) directors of Bancshares;

(2)	the ratification of the adoption of the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan; and

(3)	the transaction of such other business as may properly come before the Annual Meeting.

The Board of Directors of Bancshares recommends you elect the thirteen (13) director-nominees named in this Proxy Statement and ratify the adoption of the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan as described in this Proxy Statement.

The Board of Directors of Bancshares is soliciting the proxy, which is revocable at any time before it is voted. You may revoke the proxy by voting in person at the Annual Meeting, by giving written notice to the Secretary of Bancshares or by signing a later-dated proxy. We must, however, actually receive the written notice or later-dated proxy before the vote of the shareholders. We will vote all properly executed proxies delivered pursuant to this solicitation at the Annual Meeting and in accordance with instructions, if any. If no instructions are given, we will vote the proxies FOR Proposal 1 and Proposal 2 on the proxy and in accordance with the instructions of management as to any other matters that may come before the Annual Meeting.

Bancshares will pay the cost of soliciting proxies. In addition to the use of the mails, we may solicit proxies by personal interview, telephone, facsimile and electronic communication. Banks, brokers, nominees or fiduciaries will be required to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. Bancshares will, upon request, reimburse banks, brokers, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

Bancshares and its Subsidiaries

Bancshares is a bank holding company registered under the Bank Holding Company Act of 1956, with assets of approximately $567.2 million. We operate one banking subsidiary in Alabama, First United Security Bank, a bank organized and existing under the laws of Alabama (“First United Security” or the “Bank”), with eighteen (18) banking offices. At December 31, 2003, First United Security accounted for substantially all of Bancshares’ consolidated assets.

Bancshares also owns all the stock of First Security Courier Corporation, Inc. (“First Security”), an Alabama corporation organized to provide certain bank courier services. The Bank owns all the stock of Acceptance Loan Company, Inc. (“ALC”), which provides consumer loans and purchases consumer loans from vendors. FUSB Reinsurance, Inc. (“FUSB Insurance”), an Arizona corporation and wholly-owned subsidiary of the Bank, reinsures or “underwrites” credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers.

Shareholders Eligible to Vote

We are sending this Proxy Statement to shareholders of record as of the close of business on March 18, 2004. Only shareholders as of such date are eligible to vote at the Annual Meeting. At the close of business on March 15, 2004, there were 6,432,274 shares of the common stock of Bancshares, par value $0.01 per share, outstanding. Each shareholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

Vote Required to Approve the Proposals

At the Annual Meeting, a majority of the outstanding shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors of Bancshares will be elected at the Annual Meeting by a plurality of the shares represented at the meeting and entitled to vote, whether in person or by proxy, and the adoption of the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan will be ratified at the Annual Meeting by a majority of the votes cast, whether in person or by proxy.

A shareholder may withhold or abstain his or her vote with respect to each proposal submitted for shareholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting in favor of any proposal brought before the Annual Meeting. Since the election of directors is determined by the votes cast at the Annual Meeting, abstentions will not affect such election. For purposes of the ratification of the adoption of the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, an abstention will have the same effect as voting against the proposal.

Generally, a broker is entitled to vote shares held in “street name” on routine matters without instructions from the beneficial owner of such shares. On the other hand, a broker may not be entitled to vote shares held in “street name” on certain non-routine items, absent instructions from the beneficial owner of such shares (a “broker non-vote”). Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 15, 2004, no person was known to management to be the beneficial owner of more than five percent (5%) of Bancshares’ outstanding common stock. The following table sets forth the number and percentage of outstanding shares of Bancshares’ common stock beneficially owned as of March 15, 2004 by (i) the Chief Executive Officer and the four (4) next highest paid executive officers of Bancshares who were serving in this capacity at the end of 2003 whose total salary and bonus exceeded $100,000 during 2003 (collectively, the “Named Executive Officers”); (ii) each director of Bancshares; and (iii) all executive officers and directors of Bancshares as a group.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP[1]		PERCENT OF CLASS
Dan R. Barlow	18,367	[2]	*
Linda H. Breedlove	6,998		*
Gerald P. Corgill	151,100	[3]	2.4%
Wayne C. Curtis	650		*
John C. Gordon	226,092	[4]	3.5%
William G. Harrison	56,086	[5]	*
Hardie B. Kimbrough	37,418	[6]	*
Jack W. Meigs	200		*
William D. Morgan	13,042	[7]	*
R. Terry Phillips	3,207	[8]	*
Larry M. Sellers	30,111	[9]	*
Ray Sheffield	60,000	[10]	*
James C. Stanley	10,000	[11]	*
Robert Steen	6,375	[12]	*
Howard M. Whitted	9,600		*
Bruce N. Wilson	11,640	[13]	*
All directors and executive officers as a group (17 persons)	642,911		10.0%

*	Represents less than one percent (1%) of the outstanding shares.
[1]	Unless otherwise indicated, the named person has the sole voting and dispositive power for the shares indicated. Percentage of ownership is based on 6,432,274 shares of Bancshares’ common stock outstanding as of March 15, 2004. Bancshares currently has 10,000,000 shares of common stock, par value $0.01 per share, authorized for issuance.
[2]	Includes 548 shares owned by Mr. Barlow’s spouse with respect to which Mr. Barlow disclaims beneficial ownership. Also includes 1,385 shares held in Bancshares’ 401(k) Plan, for which Mr. Barlow holds investment power.
[3]	Includes 105,072 shares owned by Mr. Corgill’s spouse with respect to which Mr. Corgill disclaims beneficial ownership. Also includes 4,124 shares owned by Dozier Hardware Company, of which Mr. Corgill is President. Also includes 7,240 shares owned by Dozier Hardware Company Profit Sharing Plan & Trust.
[4]	Includes 10,560 shares held jointly with Mr. Gordon’s spouse. Also includes 100 shares owned by Mr. Gordon’s minor son and 100 shares owned by Mr. Gordon’s minor daughter. Also includes 105,418 shares held by the estate of Vivian H. Gordon, of which Mr. Gordon serves as co-executor.
[5]	Includes 264 shares held jointly with Mr. Harrison’s spouse.

[6]	Includes 280 shares held jointly with Mr. Kimbrough’s spouse. Also includes 3,252 shares owned by Mr. Kimbrough’s spouse with respect to which Mr. Kimbrough disclaims beneficial ownership.
[7]	Includes 12,647 shares held in Bancshares’ 401(k) Plan, for which Mr. Morgan holds investment power. Also includes 200 shares held jointly with Mr. Morgan’s spouse and 195 shares owned by Mr. Morgan’s spouse.
[8]	Includes 1,707 shares held in Bancshares’ 401(k) Plan, for which Mr. Phillips holds investment power. Also includes 100 shares held jointly with Mr. Phillips’ spouse.
[9]	Includes 17,621 shares held in Bancshares’ 401(k) Plan, for which Mr. Sellers holds investment power. Also includes 12,490 shares held jointly with Mr. Sellers’ spouse.
[10]	Includes 52,686 shares held jointly with Mr. Sheffield’s spouse.
[11]	Includes 9,600 shares held by the James C. Stanley Trust, of which Dr. Stanley is the Trustee.
[12]	Includes 2,375 shares held in Bancshares’ 401(k) Plan, for which Mr. Steen holds investment power. Also includes 4,000 shares held jointly with Mr. Steen’s spouse.
[13]	Includes 544 shares held jointly with Mr. Wilson’s spouse. Also includes 100 shares owned by Mr. Wilson’s minor son and 100 shares owned by Mr. Wilson’s minor daughter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the directors and executive officers of Bancshares and persons who own more than 10% of a registered class of Bancshares’ equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of common stock of Bancshares. Directors, executive officers and greater than 10% shareholders are required by the SEC regulations to furnish Bancshares with copies of all Section 16(a) reports they file.

To Bancshares’ knowledge, based solely on a review of the copies of such reports furnished to Bancshares and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) reports applicable to its directors, executive officers and greater than 10% beneficial owners were timely filed.

PROPOSAL 1: ELECTION OF DIRECTORS

Bancshares recommends that the shareholders elect the thirteen (13) persons named below to hold office until the 2005 Annual Meeting of Shareholders of Bancshares or until their successors are elected and qualified. All director-nominees are proposed for election for a term of one (1) year. Unless “Withhold” or “For All Except” is noted as to all or some of the nominees, proxies will be voted at the Annual Meeting for the election of the thirteen (13) nominees to the Board of Directors. The Board recommends a vote FOR the election of the thirteen (13) nominees.

If, before the voting at the Annual Meeting, any person to be elected a director is unable to serve, the shares that would otherwise be voted for such person may be voted for the election of such substitute as the members of the Board of Directors may recommend. Bancshares’ management knows of no reason why any person would be unable to serve as a director.

The following provides certain biographical information about the persons who have been nominated for election as directors of Bancshares. All of these persons are currently directors of Bancshares and are also directors of First United Security. Bancshares, as the sole shareholder of First United Security, intends to re-elect all directors of Bancshares as directors of First United Security. Mr. Kimbrough is currently the Chairman of the Board of Bancshares and the Chairman of the Board of First United Security. Information regarding the executive officers of Bancshares and First United Security who are not directors is also provided.

Director-Nominees

Dan R. Barlow Director since 1997 Age 62

Mr. Barlow currently serves as Assistant Vice President of Bancshares. Mr. Barlow has served as Executive Vice President and Senior Loan Officer of First United

Security since 1997, upon the merger of First Bank & Trust (“FB&T”) with and into First United Security (the “FB&T Merger”).

Linda H. Breedlove Director since 1997 Age 60

Prior to becoming a director of Bancshares in 1997, Ms. Breedlove served as

Secretary/Treasurer of The South Alabamian, Inc., a newspaper publishing company,

for 27 years. Ms. Breedlove has been employed with Breedlove Office Supplies and Printing since January, 2003.

Gerald P. Corgill Director since 1985 Age 62	Mr. Corgill has served as President of Dozier Hardware Company, a hardware and building supply company, since 1982.

Wayne C. Curtis Director since 2000 Age 64

Dr. Curtis, though currently retired, has served part-time since the beginning of 1999 as Director of Education and Regulatory Affairs with the Community Bankers

Association of Alabama. Dr. Curtis served as Superintendent of Banks in the

Alabama State Banking Department from 1997 through 1999. Dr. Curtis currently serves as Professor Emeritus of Banking at Troy State University.

John C. Gordon Director since 1997 Age 46	Mr. Gordon has been self-employed, performing forestry, timberland and investment services for Forest Services, Inc. (land management) since 1994.

William G. Harrison Director since 1976 Age 57	Mr. Harrison has served as Timber Settlements Manager for Linden Lumber Company (sawmill) since 1999. Mr. Harrison served as a driver for T.J. Pope Logging Company from 1998 until 1999.

Hardie B. Kimbrough Director since 1986 Age 66

Mr. Kimbrough is currently Of Counsel with the law firm of Gilmore & Gilmore. Mr.

Kimbrough served as Presiding Circuit Judge for the First Judicial Circuit of the State

of Alabama from 1977 until his retirement in 1995.

Jack W. Meigs Director since 1997 Age 46	Mr. Meigs has served as a Circuit Judge for the Fourth Circuit of the State of Alabama since 1991.

R. Terry Phillips Director since 1999 Age 50	Mr. Phillips became a director of Bancshares pursuant to an Employment Agreement among Bancshares, First United Security and Mr. Phillips dated January 1, 1999, and Mr. Phillips has served as President and Chief Executive Officer of Bancshares and First United Security since 1999. From 1991 until 1998, Mr. Phillips served as President and Chief Executive Officer of First Community Bank in Chatom, Alabama.

Ray Sheffield Director since 1997 Age 66	Mr. Sheffield was part-owner of Deas Insurance Agency from 1976 until 2001 and part-owner of West Alabama Insurance Agency from 1996 until 2001. Mr. Sheffield, now retired, served as sheriff of Clarke County, Alabama from 1971 until 1995.

James C. Stanley Director since 1978 Age 67	Dr. Stanley practiced dentistry until his retirement in 1997.

Howard M. Whitted Director since 1985 Age 59	Mr. Whitted is a forester for Weyerhauser Company (forest products and container board manufacturer) where he has worked since 1968.

Bruce N. Wilson Director since 1997 Age 49	Mr. Wilson is currently a partner in the law firm of Wilson & Drinkard where he has worked since 1993.

Executive Officers Who Are Not Also Directors

J. Daniel Matheson, III Age 46	Mr. Matheson has served as Investment Officer of Bancshares since May 2001. Mr. Matheson has served as Senior Vice President of First United Security since 1996.

William D. Morgan Age 55	Mr. Morgan has served as Assistant Secretary of Bancshares since 1997 and as Assistant Vice President of Bancshares since 2000. Mr. Morgan has served as Executive Vice President of First United Security since 1991.

Larry M. Sellers Age 55	Mr. Sellers has served as Vice President, Secretary and Treasurer of Bancshares since 1987. Mr. Sellers has served as Senior Executive Vice President and Chief Administrative Officer of First United Security since 1984.

Robert Steen Age 55	Mr. Steen has served as Assistant Treasurer of Bancshares since 1997 and as Assistant Vice President of Bancshares since 2000. Mr. Steen has served as Executive Vice President and Chief Financial Officer of First United Security since 1997, upon the FB&T Merger.

The Board of Directors and Committees of the Board

Bancshares’ Board of Directors

The Board has determined that the current directors standing for re-election, with the exception of Mr. Phillips and Mr. Barlow, do not have any material relationships with Bancshares (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares) that would interfere with the exercise of independent judgment in carrying out their responsibilities and are “independent” within the meaning of Bancshares’ director independence standards, which reflect The Nasdaq Stock Market, Inc. director independence standards, as currently in effect. Accordingly, a majority of the Board of Directors is comprised of “independent directors” as set forth in the Nasdaq listing standards. During 2003 the Board of Directors of Bancshares met twelve times and the Board of Directors of First United Security met twelve times.

The Board of Directors does not currently have a policy with regard to Board members’ attendance at any annual meeting of shareholders. All but one of the directors attended Bancshares’ 2003 Annual Meeting of Shareholders.

The Boards of Directors of Bancshares and First United Security conduct their business through meetings of the boards and committees. The Board has determined that each of the members of each of the Board committees has no material relationship with Bancshares (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares) and is “independent” within the meaning of Bancshares’ director independence standards.

In 2003, each director attended at least 75% of the aggregate of the total number of the meetings of the Board and the meetings of the committees on which he or she served.

The directors of Bancshares receive $600 per month for service as directors, with the exception of the Chairman of the Board, who receives $900 per month. The directors of Bancshares who also serve as directors of First United Security, receive a fee of $400 per regular board meeting of First United Security. Outside members of committees of Bancshares and First United Security receive fees of $250 per meeting attended. Additionally, all directors are reimbursed for reasonable travel expenses incurred in the performance of their duties as directors. Non-employee directors may elect to defer payment of all or any portion of their fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan. For a further discussion of the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, see “PROPOSAL 2: RATIFICATION OF THE ADOPTION OF THE UNITED SECURITY BANCSHARES, INC. NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN” below.

In October 2002, Bancshares entered into retirement agreements with each director (individually, a “Retirement Agreement”). Under the terms of each director’s Retirement Agreement, if a director terminates his or her directorship with Bancshares or the Bank as a result of his retirement, death or disability or a change-in-control of Bancshares or the Bank, he or she is entitled to be paid an annual benefit as calculated under his or her respective Retirement Agreement for a term of ten (10) years. The amount of the benefit depends on the reason for the director’s termination of service and the number of years he or she served as a director. Assuming all current directors were to terminate their service with Bancshares or the Bank on or after retirement age or as a result of a change-in-control, the average annual benefit paid to each of the current directors would be approximately $18,300.

Audit Committee

Bancshares’ board has an Audit Committee which assists the Board with its oversight responsibilities with respect to the financial reports and other financial information provided by Bancshares to its shareholders and others, Bancshares’ financial policies and procedures and disclosure controls and procedures, Bancshares’ system of internal controls and Bancshares’ auditing, accounting and financial reporting processes. The Audit Committee operates under a written charter amended and restated by the Audit Committee on December 18, 2003 and approved by the Board of Directors on February 19, 2004. A copy of the Audit Committee charter is attached to this Proxy Statement as Appendix A. The members of the Audit Committee are Wayne C. Curtis, Chairman, Hardie B. Kimbrough, William G. Harrison and Jack W. Meigs. During 2003 the Audit Committee met four times.

The Board has carefully evaluated the backgrounds of the members of the Audit Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards. Furthermore, applicable Nasdaq listing standards and the Exchange Act rules require that at least one member of Bancshares’ Audit Committee to have acquired through education or experience, an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal control over financial reporting; and an understanding of audit committee functions. The Board has determined that Wayne C. Curtis has the requisite attributes of an “audit committee financial expert” as defined by the applicable standards and rules and such attributes were acquired by experience in serving as the chief executive officer of a commercial bank (which included supervising the accountant/controller of such bank) in addition to other relevant education and experience. For a further discussion of the Audit Committee, see “AUDIT COMMITTEE REPORT” below.

Compensation Committee

The Compensation Committee aids the Board in meeting the Board’s responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of Bancshares’ and First United Security Bank’s executive officers and administers Bancshares’ equity compensation plans. The Compensation Committee operates under a written charter adopted by the Board of Directors on February 19, 2004. A copy of the Compensation Committee charter is attached to this Proxy Statement as Appendix B. The members of the Compensation Committee are Bruce N. Wilson, Chairman, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. The Compensation Committee met two times in 2003. For a further discussion of the Compensation Committee, see “COMPENSATION COMMITTEE REPORT” below.

Nominating, Executive and Corporate Governance Committee

In February 2004, the Board of Directors of Bancshares created a Nominating, Executive and Corporate Governance Committee as a successor to the Executive Committee. Among other things, the Nominating, Executive and Corporate Governance Committee reviews and recommends the selection of directors and members of committees of the Board and reviews and establishes the governance practices of Bancshares. The Nominating, Executive and Corporate Governance Committee operates under a written charter adopted by the Board of Directors on February 19, 2004. A copy of the charter is attached to this Proxy Statement as Appendix C. The members of the Nominating, Executive and Corporate Governance Committee are Hardie B. Kimbrough, Chairman, Gerald P. Corgill, Wayne C. Curtis, Ray Sheffield and John C. Gordon. The Nominating, Executive and Corporate Governance Committee replaces the former Executive Committee which met four times in 2003. The Board has carefully evaluated the backgrounds of the members of the Nominating, Executive and Corporate Governance Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards.

CORPORATE GOVERNANCE

Bancshares is committed to having sound corporate governance principles. Operating in accordance with such principles is essential to running Bancshares’ business effectively and to maintaining Bancshares’ integrity in the marketplace. Bancshares’ Board has adopted a Code of Business Conduct and Ethics that sets forth basic principles to guide Bancshares’ and the Bank’s employees, including the chief executive officer and other senior financial officers, in their conduct and compliance with law. We have filed a copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics as Exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003.

The following is a summary of the director nomination process of Bancshares and the procedures for shareholder communications with the Board of Directors.

Consideration of Director-Nominees

Director Qualifications

Criteria that is used by the Nominating, Executive and Corporate Governance Committee in connection with evaluating and selecting new directors includes factors relating to whether the director candidate would meet the definition of “independent” as defined by the Nasdaq listing standards, as well as the director candidate’s skills, occupation and experience in the context of the needs of the Board. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Process for Evaluating Director-Nominees

The process followed by the Nominating, Executive and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating, Executive and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material discussed below is provided on behalf of candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Director-Nominees Proposed by Shareholders

The Nominating, Executive and Corporate Governance Committee will consider shareholder-recommended candidates for inclusion by the Board of Directors in the slate of nominees that the Board recommends to the shareholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director-nominees, including candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee applies the selection criteria described above.

Shareholders may recommend individuals for the Nominating, Executive and Corporate Governance Committee to consider as potential director candidates by submitting the following information to the Nominating, Executive and Corporate Governance Committee of United Security Bancshares, Inc., c/o Corporate Secretary of United Security Bancshares, Inc., 131 West Front Street, P.O. Box 249, Thomasville, Alabama 36784:

•	The name of the recommended person;

•	All information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•	As to the shareholder making the recommendation, the name and address, as they appear on Bancshares’ books, of such shareholder; provided, however, that if the shareholder is not a registered holder of Bancshares’ common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the common stock; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Shareholder Communications with the Board of Directors

The Board will give appropriate attention to written communications that are submitted by shareholders and will respond as the Board deems appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating, Executive and Corporate Governance Committee will be primarily responsible for monitoring communications from shareholders and providing copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will be forwarded to all directors if such communications relate to substantive matters and include suggestions or comments that the Chairman of the Nominating, Executive and Corporate Governance Committee considers important.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating, Executive and Corporate Governance Committee

c/o Corporate Secretary of United Security Bancshares, Inc.

131 West Front Street

P.O. Box 249

Thomasville, Alabama 36784

All communications to Bancshares’ Board of Directors will be relayed to the Nominating, Executive and Corporate Governance Committee without being screened by management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of Bancshares and First United Security and their associates were customers of, and had transactions with, First United Security in the ordinary course of business since the beginning of 2003, and additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risks of collectibility or present other unfavorable features.

During 2003 the law firm of Wilson & Drinkard, of which Bruce N. Wilson, a director of Bancshares, is a partner, and the law firm of Gilmore & Gilmore, of which Hardie B. Kimbrough, a director of Bancshares, is Of Counsel, rendered various legal services to Bancshares and its subsidiaries.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four (4) directors who are independent directors as defined under the rules of The Nasdaq Stock Market, Inc., as currently in effect. The Audit Committee operates under a written charter, a copy of which is attached as Appendix A, that was amended and restated by the Audit Committee on December 18, 2003, and approved by the Board of Directors on February 19, 2004.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management Bancshares’ audited financial statements as of, and for, the year ended December 31, 2003.

•	We have discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standard No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented.

•	We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and have discussed with the independent auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2003. It should be noted that management is responsible for Bancshares’ financial reporting process including its system of internal controls and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Bancshares’ independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

This report furnished by the Audit Committee:

Wayne C. Curtis, Chairman

Hardie B. Kimbrough

William G. Harrison

Jack W. Meigs

EXECUTIVE COMPENSATION BENEFITS

The following table indicates all compensation paid by Bancshares or First United Security for services rendered to Bancshares or First United Security during the last three years by R. Terry Phillips, Larry M. Sellers, Robert Steen, Dan R. Barlow and William D. Morgan, the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name/Title	Year	Salary		Bonus		Other Annual Compensation[1]		All Other Compensation[2]
R. Terry Phillips President & Chief Executive Officer of Bancshares and First United Security	2003 2002 2001	$ $ $	220,000 207,697 200,123	$ $ $	69,300 66,463 57,035	$ $ $	12,000 12,000 12,000	$ $ $	13,585 13,875 10,526

Larry M. Sellers Vice President, Secretary & Treasurer of Bancshares and Senior Executive Vice President & Chief Administrative Officer of First United Security	2003 2002 2001	$ $ $	125,050 115,644 105,500	$ $ $	31,888 31,513 24,792	$ $ $	5,400 5,400 5,400	$ $ $	10,194 9,226 8,775

Robert Steen Assistant Vice President & Assistant Treasurer of Bancshares and Executive Vice President & Chief Financial Officer of First United Security	2003 2002 2001	$ $ $	107,937 97,558 90,712	$ $ $	27,005 27,098 20,915	$ $ $	3,600 3,600 3,600	$ $ $	9,453 7,221 7,016

Dan R. Barlow Assistant Vice President of Bancshares and Executive Vice President & Senior Loan Officer of First United Security	2003 2002 2001	$ $ $	94,585 92,082 89,500	$ $ $	26,301 20,655 19,545	$ $ $	12,000 12,000 12,000	$ $ $	6,921 6,697 7,156

William D. Morgan Assistant Vice President & Assistant Secretary of Bancshares and Executive Vice President of First United Security	2003 2002 2001	$ $ $	94,025 92,082 89,500	$ $ $	20,921 19,567 20,585	$ $ $	3,600 3,600 3,600	$ $ $	6,821 6,760 6,850

[1]	The amounts shown in this column represent payments of board fees and fees earned in connection with board meetings.
[2]	The amounts shown in this column for 2003 represent Bancshares’ contributions to the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) in the amounts of $12,000 for Mr. Phillips, $9,394 for Mr. Sellers, $9,453 for Mr. Steen, $6,921 for Mr. Barlow and $6,821 for Mr. Morgan and premiums paid on term life insurance policies in the amounts of $1,585 for Mr. Phillips and $800 for Mr. Sellers.

Options Exercised

The following table sets forth certain information concerning exercises of stock options by the Named Executive Officers during 2003 and the number of options and value of unexercised options held by such persons at December 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable
R. Terry Phillips	2,050	15,683	0/0	0/0
Larry M. Sellers	0	N/A	0/0	0/0
Robert Steen	0	N/A	0/0	0/0
Dan R. Barlow	0	N/A	0/0	0/0
William D. Morgan	0	N/A	0/0	0/0

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

On January 1, 2000, Bancshares entered into an employment agreement (the “Agreement”) with Mr. Phillips. The Agreement had an initial term of three years but contains automatic renewal provisions such that the remaining term of the Agreement at any given time will be three years. The Agreement provides that Mr. Phillips will be paid and eligible for the following compensation, among other employee benefits: an annual base salary not less than $192,500; an annual bonus under any incentive plan; participation in any long-term incentive programs, including but not limited to the United Security Bancshares, Inc. Long Term Incentive Compensation Plan; and term life insurance coverage in the amount of $250,000.

In the event that Mr. Phillips’ employment is terminated by Bancshares for reasons other than death, disability, retirement or for cause or Mr. Phillips terminates his employment for good reason (all as defined in the Agreement), he is entitled to receive compensation in an amount equal to three (3) times his base salary then in effect; provided, however, if Mr. Phillips’ employment is terminated after a change-in-control of Bancshares or the Bank or a change-in-control occurs within six (6) months after his termination of employment, he is entitled to receive compensation in an amount equal to five (5) times his base salary then in effect. In the event that Mr. Phillips terminates his employment without reason during the thirty-day period immediately following the first anniversary of a change-in-control, he is entitled to three (3) times his base salary then in effect.

In September 2002, Bancshares entered into individual salary continuation agreements (individually, a “Salary Continuation Agreement”) with Messrs. Phillips, Sellers, Steen, Barlow and Morgan. Under the terms of each Salary Continuation Agreement, if one of these executive officers terminates service with Bancshares or the Bank as a result of an executive officer’s retirement, death or disability or a change-in-control of Bancshares or the Bank, he is entitled to be paid an annual benefit as calculated under his respective Salary Continuation Agreement for a term of fifteen (15) years. The amount of the benefit depends on the reason for the executive officer’s termination of service and the number of years he served as an executive officer. Assuming an executive officer terminates his service with Bancshares or the Bank on or after retirement age or as a result of a change-in-control, he would be entitled to the following annual benefit: Mr. Phillips - $192,001, Mr. Sellers - $66,001, Mr. Steen - $61,501, Mr. Barlow - $36,000 and Mr. Morgan - $61,500.

In October 2002, Bancshares entered into retirement agreements (individually, a “Retirement Agreement”) with Mr. Phillips and Mr. Barlow in their capacities as directors of Bancshares. Under the terms of each Retirement Agreement, if Mr. Phillips or Mr. Barlow terminates his directorship with Bancshares or the Bank as a result of his retirement, death or disability or a change-in-control of Bancshares or the Bank, he is entitled to be paid an annual benefit as calculated under his respective Retirement Agreement for a term of ten (10) years. The amount of the benefit depends on the reason for the director’s termination of service and the number of years he served as a director. Assuming Mr. Phillips or Mr. Barlow terminates his service with Bancshares or the Bank on or after retirement age or as a result of a change-in-control, each director would be entitled to the following annual benefit: Mr. Phillips - $22,993 and Mr. Barlow - $15,657.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer-company director interlocks existed for 2003. During 2003, R. Terry Phillips, President and Chief Executive Officer of Bancshares, was a non-voting, ex officio member of the Compensation Committee. He participated only in compensation recommendations, discussions and decisions involving officers other than himself. Pursuant to the Compensation Committee’s charter, Mr. Phillips is no longer a non-voting, ex officio member of the Compensation Committee, although he is permitted to be present at meetings during which executive compensation (other than for himself) is under review and consideration.

COMPENSATION COMMITTEE REPORT

This report is provided by the Compensation Committee of the Board of Directors to assist shareholders in understanding the Compensation Committee’s objectives and procedures in establishing the compensation of Bancshares’ and First United Security’s Chief Executive Officer and other senior executives.

Bancshares’ and First United Security’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of five (5) non-employee directors who are “independent,” as determined by the Board, within the meaning of the applicable Nasdaq listing standards. The Compensation Committee is responsible for reviewing, recommending and approving salaries and other compensation of the Bancshares’ executive officers, administering Bancshares’ stock option plans (including reviewing, recommending and approving stock option grants to executive officers) and overseeing and administering Bancshares’ other equity-based plans. The specific duties and responsibilities of the Compensation Committee are further described in the charter of the Compensation Committee, which is included as Appendix B hereto.

The Compensation Committee has been provided with competitive pay and performance information by outside sources. First United Security’s staff provided additional analysis that was used by the Compensation Committee. In structuring the incentive programs, the Compensation Committee has been advised by external legal counsel, as well as Bancshares’ staff, on plan design.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of Bancshares’ and First United Security’s key executives should:

•	link rewards to business results and shareholders’ returns,

•	encourage creation of shareholder value and achievement of strategic objectives,

•	maintain an appropriate balance between salary and incentive opportunity,

•	attract and retain, on a long-term basis, high caliber personnel,

•	provide a total compensation opportunity that is competitive with the banking industry, taking into account relative company size and performance as well as individual responsibilities and performance, and

•	continue to provide compensation that is tax deductible.

Key Elements of Executive Compensation

Bancshares’ and First United Security’s existing executive compensation program consists of two elements: base pay and incentives. Payment of the incentives depends on performance measured against annual objectives as described below.

Base Pay

•	Salary structures are targeted to average pay levels of other regional banks of similar size and structure. Individual base pay within the structures is based on sustained individual performance towards achieving Bancshares’ goals and objectives.

•	Executive officers’ salaries are reviewed annually.

Incentives

•	The incentive plan is an annual cash incentive plan that links incentives to performance results of the prior year. Awards are based on three components: corporate results, bank operating results and individual performance.

•	Operating and financial targets are set at the beginning of each year. Targets include a variety of elements such as: loan growth, expense control, income generation, return on average assets (“ROAA”), return on average equity (“ROAE”) and loan portfolio performance. Results are measured against annual business plan objectives and against industry standards.

•	Actual individual incentives depend on assessments of individual success in meeting targets.

Bancshares’ Long-Term Incentive Compensation Plan was approved by shareholders in 1997. This plan provides for the issuance of up to 60,000 shares of Bancshares’ common stock. During 1997, options for 57,350 shares were granted and were exercisable. They were made available to all First United Security employees. During 1998, options for 600 shares were granted to two executive officers of ALC, and in 1999, options for 2,050 shares were granted to the Chief Executive Officer. The options were issued at the fair market value of Bancshares’ common stock on the date of the grant and expired five years after the date of the grant. As of March 15, 2004, all outstanding options have been exercised.

2003 CEO Compensation

R. Terry Phillips, Chief Executive Officer, executed an employment agreement effective January 1, 2000. Mr. Phillips’ 2003 base salary was set through the three-year employment agreement.

The 2003 incentive compensation for the Chief Executive Officer was based on the same goals and criteria as the incentive for bank loan officers. Bank employees earned a cash incentive based on a minimum ROAA goal for the Bank of 1.3% and a minimum ROAE goal for Bancshares of 14%. The incentive award was based on the actual achievement of 1.87% ROAA for the Bank and 18.03% ROAE for Bancshares. Additionally, the Chief Executive Officer was awarded a cash incentive for his success in increasing average deposit growth and maintaining low charge-offs and delinquencies in the loan portfolio. The Compensation Committee’s base salary and incentive recommendation for the Chief Executive Officer were reviewed and approved by all of the members of the Board of Directors.

Based on recommendations to the Compensation Committee from the Chief Executive Officer, the 2003 base salaries for the other executive officers were established by the Compensation Committee. The Compensation Committee reviewed the overall recommendations regarding each Named Executive Officer with the Board of Directors and secured full board approval.

Other Executive Compensation

First United Security provides programs to executives that are also available to other employees, including the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) and health insurance. Bancshares provides no pension programs.

This report furnished by the Compensation Committee:

Bruce N. Wilson, Chairman

Linda H. Breedlove

Gerald P. Corgill

John C. Gordon

Howard M. Whitted

Comparative Stock Performance

The following graph compares cumulative total shareholder returns on Bancshares’ common stock for the five years ended December 31, 2003, with that of The Standard and Poor’s Composite Index (“S&P 500 Index”) and the Carson Medlin Company’s Independent Bank Index, which includes 23 independent community banks located in the Southeastern United States (the “Independent Bank Index”). The graph shows the comparative values for $100 invested on December 31, 1998.1

	1998	1999	2000	2001	2002	2003
UNITED SECURITY BANCSHARES, INC.	100	71	55	81	90	182
INDEPENDENT BANK INDEX	100	105	97	113	141	176
S&P 500 INDEX	100	156	141	125	97	97

[1]	Source: Carson Medlin Company.

Equity Compensation Plan Information

As of December 31, 2003, neither Bancshares nor the Bank had any equity compensation plans under which equity securities of Bancshares were authorized and available for issuance.

AUDITOR SERVICES AND FEES

On March 21, 2002, based upon the recommendation of the Audit Committee, Bancshares’ Board of Directors dismissed Arthur Andersen LLP (“Andersen”) as Bancshares’ independent auditor. Andersen did not generate any report on Bancshares’ financial statements during 2002, and accordingly, during the period between December 31, 2001 and March 21, 2002, there were no reports on the financial statements that contained an adverse opinion or a disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles, nor were there any disagreements with Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the matter in any report.

Also on March 21, 2002, based upon the recommendation of the Audit Committee and approval of the Board of Directors, Bancshares engaged the firm of Ernst & Young LLP (“Ernst & Young”) to serve as the independent auditor for the year ended December 31, 2002. Bancshares did not consult Ernst & Young prior to March 21, 2002 with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Bancshares’ financial statements, or concerning any disagreement or reportable event with Andersen.

Ernst & Young served as Bancshares’ independent auditor for the year ending December 31, 2003, and the Audit Committee has selected Ernst & Young to serve as the independent auditor for the year ending December 31, 2004. A representative from Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Pre-Approval Policy and Procedures

During 2003 the Audit Committee of the Board of Directors adopted policies and procedures for the pre-approval of audit and permissible non-audit services performed by the independent auditor. Pursuant to these policies and procedures, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, the service will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. On an annual basis, the Audit Committee may pre-approve specific services that are expected to be provided to Bancshares by the independent auditors during the following twelve months.

Audit and Other Service Fees

The following table sets forth the fees paid or accrued by Bancshares for the audit and other services provided by Ernst & Young for 2003 and 2002.

	2003	2002
Audit Fees	$156,260	$95,099
Audit-Related Fees	25,000	0
Tax Fees	8,715	10,035
All Other Fees	0	0

Audit Fees

These fees represent the aggregate fees billed for the last two fiscal years for services rendered by Ernst & Young relating to the audit of Bancshares’ annual financial statements, the review of financial statements included in Bancshares’ Forms 10-Q and services that are provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These fees represent the aggregate fees for services rendered by Ernst & Young in 2003 relating to the filing of Forms S-8, S-3 and 424(b)(1) in connection with the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan and the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions). All of these services were pre-approved by the Audit Committee.

Tax Fees

These fees represent the aggregate fees related to the preparation and filing of Consolidated Federal Tax Returns for 2002 and 2003 and other related state filings and fees for general tax compliance with Federal and state tax laws. All of these services performed in 2003 were pre-approved by the Audit Committee.

All Other Fees

Other than the services reported in the categories described above, no other fees were billed for the last two fiscal years by Ernst & Young.

PROPOSAL 2: RATIFICATION OF THE ADOPTION OF THE

UNITED SECURITY BANCSHARES, INC.

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

The United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”), an equity deferral plan for non-employee members of the Board of Directors, was adopted by the Board of Directors on November 20, 2003 and became effective on January 22, 2004. Neither the SEC’s rules nor applicable Nasdaq listing standards require that we seek shareholder approval of the Plan. However, because the members of the Board value shareholders’ views regarding Bancshares’ equity compensation plans, the Board has presented shareholders with this Proposal 2 for the ratification of the adoption of the Plan. The Board believes ratification is advisable and in the best interests of the shareholders. If the adoption of the Plan is not ratified, the Board of Directors will reconsider the adoption of the Plan. Unless “Abstain” or “Against” is noted, the proxies will be voted at the Annual Meeting FOR the ratification of the adoption of the Plan. The Board recommends a vote FOR the ratification of the adoption of the Plan.

A copy of the Plan is attached to this Proxy Statement as Appendix D, and this discussion of the Plan is qualified in its entirety by reference to the Plan.

The general purpose of the Plan is to assist non-employee directors in planning for their retirement. The Plan is intended to enable participants to defer all or a portion of their directors’ fees and, therefore, defer the payment of taxes on such amounts. The Plan permits participants to invest their directors’ fees and to receive the adjusted value of the deferred amounts in cash and/or to receive the adjusted value of the deferred amounts as if the deferred amounts were invested in shares of common stock, and thus allows participants an opportunity to participate in the long-term growth of Bancshares’ common stock. In the event a participant elects to defer amounts as if the deferred amounts were invested in Bancshares’ common stock, the participant does not have any rights as a shareholder of the common stock deferred under the Plan until the termination date on which the participant’s account is distributed in accordance with the terms of the Plan. Neither Bancshares nor the Bank makes any contributions to participants’ accounts under the Plan.

Only non-employee members of the Bancshares’ Board of Directors or the Bank’s Board of Directors are eligible to participate in the Plan. As of March 15, 2004, there were eleven (11) non-employee members of Bancshares’ and the Bank’s Boards who were eligible to participate in the Plan and six (6) of these members have made such elections and currently participate in the Plan.

The Plan is administered by the Compensation Committee. Subject to the terms of the Plan, the Compensation Committee has complete authority to administer, construe and interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan. The Board may at any time, and from time to time, amend the Plan, subject to certain limitations. Shareholder approval of an amendment will be sought if necessary under the rules of The Nasdaq Stock Market, Inc. or any applicable law. The Plan is of indefinite duration but may be terminated at any time by the Bancshares’ Board of Directors. If the Plan is terminated, all amounts then deferred will be distributed to participants in the manner and at the time prescribed by the Plan.

SHAREHOLDER PROPOSALS

If any shareholder wishes to present a proposal for action at Bancshares’ 2005 Annual Meeting of Shareholders, the shareholder must comply with applicable Exchange Act regulations, including adequate notice to Bancshares. Shareholder proposals submitted to Bancshares in compliance with Exchange Act Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement) must be received at Bancshares’ executive offices on or before December 2, 2004. Pursuant to Exchange Act Rules 14a-4 and 14a-5 (which, among other things, concern the exercise of discretionary voting authority with respect to shareholder proposals other than proposals that have been requested to be included in the company’s proxy statement), shareholders are advised that a shareholder proposal will be considered untimely if provided to Bancshares after February 15, 2005. Any proposal must be submitted in writing by Certified Mail-Return Receipt Requested to the following address:

Larry M. Sellers, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

OTHER MATTERS

We do not know of any matters to be presented for action at the Annual Meeting other than those set forth in the notice of the Annual Meeting and discussed in this Proxy Statement.

Bancshares will furnish to shareholders without charge, upon written request, a copy of Bancshares’ Annual Report on Form 10-K, including the accompanying financial statements and schedules, required to be filed with the SEC for the year ended December 31, 2003. Copies of the exhibits to the Form 10-K will also be available upon payment of a reasonable fee for copying charges.

Requests should be made to:

Larry M. Sellers, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

Please sign and date the enclosed proxy and return it via facsimile (334-636-9606) or in the accompanying envelope as promptly as possible. You may revoke the proxy by giving written notice to the Secretary of Bancshares at any time prior to the voting thereof, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

UNITED SECURITY BANCSHARES, INC.

Thomasville, Alabama

April 1, 2004

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.	PURPOSE.

A. The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of United Security Bancshares, Inc. (the “Company”) in fulfilling its oversight responsibilities with respect to: the financial reports and other financial information provided by the Company to its stockholders and others; the Company’s financial policies and procedures and disclosure controls and procedures; the Company’s system of internal controls; and the Company’s auditing, accounting and financial reporting processes.

B. In carrying out this function, the Committee shall serve as an independent and objective party to oversee the Company’s financial reporting process and internal control system; review and evaluate the qualifications and independence of the Company’s independent accountants; approve all audit and permissible non-audit services provided by the Company’s independent accountants; review and evaluate the audit efforts of the Company’s independent accountants and the Internal Auditor; and provide open communication among the independent accountants, financial and senior management, legal counsel, the Internal Auditor and the Board.

C. The Committee will fulfill its oversight role primarily by carrying out the activities enumerated in Section IV of this Charter.

II.	MEMBERSHIP.

A. The Committee shall be comprised of not less than three members of the Board, each of whom shall be independent as determined in accordance with applicable law (including SEC and NASDAQ rules). All members of the Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, or meet such other standard required by applicable law (including SEC and NASDAQ rules). At least one member of the Committee shall be a “financial expert” as defined by SEC rules.

B. The members of the Committee shall be elected by the Board at the annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department (if any) and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.	KEY RESPONSIBILITIES.

A. The Committee’s job is one of oversight and it recognizes (i) that the Company’s management is responsible for preparing the Company’s financial statements and (ii) that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

B. The following functions shall be the common recurring activities of the Committee in carrying out its oversight function:

1. Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) to audit the financial statements of the Company and its divisions and subsidiaries. The independent auditors so selected shall be a registered public accounting firm as and when required by the Securities Exchange Act of 1934 and/or the rules and regulations promulgated thereunder (the “Exchange Act”).

2. Preapprove, consistent with the requirements of Section 10A of the Exchange Act, all auditing services and non-audit services provided to the Company by its independent auditors, other than such non-audit services as are prohibited to be performed by the independent auditors pursuant to such Section 10A as amended and other than as provided in the de minimus exception set forth in such Section 10A as amended. The committee may delegate to one or more designated members of the committee the authority to grant the required preapprovals, provided that the decisions of any member(s) to whom such authority is delegated to preapprove an activity shall be presented to the full committee at each of its scheduled meetings.

3. The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 and Independence Board Standard No. 1.

4. As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company’s filing of the applicable Form 10-Q.

5. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

6. Receive and review from the independent auditors reports of the following information as and when required by Section 10A(k) of the Exchange Act: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (iii) other material written communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences.

7. Review with the independent auditors, the Company’s internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

8. Ensure, as required by law, the regular rotation of (i) the lead or coordinating audit partner having primary responsibility for the audit or review, (ii) the concurring audit partner(s), and (iii) any other significant audit team partners.

9. Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

10. Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

11. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

12. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

13. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

14. Have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

15. Determine appropriate funding, to be provided by the Company, for payment of compensation to the independent auditors employed by the Company for the purpose of rendering or issuing an audit report and to any advisers employed by the Committee.

16. If not otherwise approved by a majority of the non-interested members of the Board of Directors, review and approve, where appropriate, all related party transactions to be entered by the Company or any subsidiary outside of the ordinary course of business.

17. Submit the minutes of all meetings of the Committee to, or discuss substantive matters discussed at each committee meeting with, the board of directors.

18. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

19. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about (i) any significant deficiencies in the design or operation of internal controls over financial reporting or material weaknesses therein and (ii) any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

* * * * *

APPENDIX B

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors of United Security Bancshares, Inc. (the “Corporation”) is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Committee reviews, recommends and approves salaries and other compensation of the Corporation’s executive officers, administers the Corporation’s stock option plans (including reviewing, recommending and approving stock option grants to executive officers), and oversees and administers the Corporation’s other equity-based plans.

Membership and Structure

The Compensation Committee shall consist solely of independent directors (as defined in the applicable rules for NASDAQ-traded issuers as well as applicable federal law and as set forth in the Corporation’s Guidelines on Significant Corporate Governance Issues). Appointment to the Committee, including designation of the Chair of the Committee, shall be made on an annual basis by the full Board upon recommendation of the Nominating and Corporate Governance Committee of the Board. Meetings of the Compensation Committee shall be held at such times and places as the Compensation Committee shall determine, including by written consent. When necessary, the Committee shall meet in executive session outside of the presence of any senior executive officer of the Corporation. The Chair of the Compensation Committee shall report on activities of the Committee to the full Board. In fulfilling its responsibilities, as set forth below, the Compensation Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law.

Responsibilities

The Compensation Committee shall:

1.	Meet in executive session to determine the compensation of the Chief Executive Officer (the “CEO”) of the Corporation. In determining the amount, form, and terms of such compensation, the Committee shall consider the annual performance evaluation of the CEO conducted by the Board of Directors in light of corporate goals and objectives relevant to CEO compensation, competitive market data pertaining to CEO compensation at comparable companies, and such other factors as it shall deem relevant, and shall be guided by, and seek to promote, the best interests of the Corporation and its shareholders.

2.	Determine salaries, bonuses, and other matters relating to compensation of the executive officers of the Corporation. In determining the amount, form, and terms of such compensation, the Committee shall consider the officer’s performance in light of corporate goals and objectives relevant to executive compensation, competitive market data pertaining to executive compensation at comparable companies, and such other factors as it shall deem relevant, and shall be guided by, and seek to promote, the best interests of the Corporation and its shareholders. The CEO of the Corporation may be present at meetings during which such compensation (other than for the CEO) is under review and consideration but may not vote.

B-1

3.	Review and make recommendations with respect to stockholder proposals related to compensation matters.

4.	Review and make recommendations to the Board regarding the Corporation’s policies and procedures pertaining to director compensation. Review and make recommendations from time to time on the adequacy and effectiveness of Board compensation in relation to other U.S. bank holding companies and/or other financial institutions.

5.	Review and make recommendations to the Board regarding executive compensation and benefit plans and programs.

6.	As requested by the Corporation’s management, review, consult and make recommendations and/or determinations regarding employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs (except to the extent specifically delegated to a Board appointed committee with authority to administer a particular plan).

7.	Oversee and administer the Corporation’s stock option or other equity-based plans, including the review and grant of stock options to all eligible employees under the Corporation’s existing stock option plans.

8.	Provide and approve the Report of the Compensation Committee on Executive Compensation to be included in the Corporation’s annual proxy statement.

9.	When appropriate, be authorized to designate one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Committee as the Committee shall direct.

10.	Annually review and reassess the adequacy of its charter and recommend any changes to the full Board.

In fulfilling its responsibilities, the Compensation Committee shall have the authority, and shall be afforded resources sufficient, to engage independent compensation consultants or legal advisers when determined by the Committee to be necessary or appropriate. The Compensation Committee shall have sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms.

B-2

APPENDIX C

CHARTER OF THE

NOMINATING, EXECUTIVE AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

I.	Purpose

The purpose of the Nominating, Executive and Corporate Governance Committee (the “Committee”) of United Security Bancshares, Inc. (the “Corporation”) is to (a) identify individuals qualified to become members of the Board of Directors (the “Board”), consistent with criteria approved by the Board, and to recommend that the Board select the director-nominees for each annual meeting of shareholders; (b) take certain actions on behalf of the Board between meetings of the Board; (c) develop and recommend to the Board a set of corporate governance principles applicable to the Corporation; (d) oversee the evaluation of the board and management; and (e) take such other actions within the scope of this charter (this “Charter”) as the Committee deems necessary or appropriate.

II.	Membership

The Committee shall be composed of not less than three (3) directors. Each member of the Committee must be independent. Members of the Committee shall be considered independent if, in the business judgment of the Board, they meet the independence requirements of applicable law and listing standards. The Committee and its Chairperson shall be appointed annually by the Board. Committee members may be removed by a majority vote of the independent directors of the Board. Vacancies will be filled by majority vote of independent directors of the Board.

III.	Duties and Responsibilities

A. The Board delegates to the Committee the express authority to do the following, to the fullest extent permitted by applicable law and the Corporation’s charter and bylaws:

1.	Board Composition. Make recommendations to the Board of Directors regarding the composition of the Board of Directors, including such matters as (a) the size of the Board of Directors; (b) the mix of inside and outside directors; (c) the Board’s criteria for selecting new directors; (d) the retirement policy for members of the Board of Directors; and (e) the independence of existing and prospective members.

2.	Candidates and Nominees. Identify and recommend, as appropriate, to the Board of Directors new candidates for the Board of Directors. Review and develop the Board’s criteria for selecting new directors, including standards for director independence. Review the qualifications of candidates for election to the Board of Directors and recommend to the Board of Directors a slate of nominees to be proposed for election as directors at annual meetings of the shareholders. Establish procedures to solicit, review, and recommend to the Board, potential director-nominees proposed by shareholders.

Criteria that will be used in connection with evaluating and selecting new directors will include factors relating to whether the director candidate would meet the definition of “independence” required by NASDAQ, as well as skills, occupation, and experience in the context of the needs of the Board.

3.	Current Directors. Review the suitability of each Board member for continued service when his or her term expires and when he or she has a significant change in status.

4.	Annual Review; Charter. Conduct an annual performance evaluation of the Committee and Committee duties and responsibilities, including a review and assessment of the adequacy of this Charter. Recommend any proposed changes to the Board for approval. Publish this Charter as required by the rules and regulations of applicable law and as otherwise deemed advisable by the Committee.

5.	Committees. Evaluate the nature, structure, operations and procedures (including the authority to delegate to subcommittees) of other Board committees and make recommendations to the Board of Directors concerning same. Make recommendations to the Board as to qualifications of members of the Board’s committees, committee member appointment and removal, and committee reporting to the Board.

6.	Evaluations of Board, Management and Committees. Take such steps as the Committee deems necessary or appropriate with respect to the evaluation of the Board, management, and each Board committee and make recommendations to the Board based on such evaluation as deemed appropriate.

7.	Governance Guidelines. Oversee the structure of corporate governance of the Corporation, including: (A) developing and recommending to the Board a set of corporate governance guidelines (the “Guidelines”) of the Corporation; (B) monitoring and reassessing the adequacy of the Guidelines at least annually; and (C) recommending to the Board for approval any such changes to the Guidelines as the Committee believes are appropriate.

8.	Orientation and Education. Develop with management and monitor the process of orienting new directors and continuing education for existing directors.

9.	Board Meetings. Monitor both the effectiveness of the meetings of the Board of Directors and the quality of the management reports to the Board of Directors and, as appropriate, recommend to the Board of Directors and to management actions designed to improve meetings of the Board of Directors.

10.	Recommendations; Reports. Make recommendations and report to the Board and other Board committees with respect to nominating and corporate governance policies of the Corporation, any of the foregoing matters, or any other matter for which the Committee has been delegated responsibility.

11.	Executive Committee Action. Serve as the Executive Committee of the Board and take such actions on behalf of the Board between meetings of the Board, provided such actions are within the scope of actions delegated to the Committee by the Board.

12.	Other Actions. Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

IV.	Subcommittees

The Committee shall have the authority to create one or more subcommittees, consisting of one of more members of the Committee, but no subcommittee will have any final decision-making authority on behalf of the Committee or the Board. Any such subcommittee shall keep the Committee advised of its activities.

V.	Meetings

It is anticipated that regular meetings of the Committee shall be held twice each year, but the Committee shall have the authority to alter or amend such schedule and may meet more or less frequently. The Committee shall meet at such times as deemed appropriate by the Chief Executive Officer of the Corporation, the Chairperson of the Committee, or by any two (2) members of the Committee. A quorum for the transaction of any business by the Committee shall be a majority of the members of the Committee. The act of a majority of the members of the Committee shall be the act of the Committee. In addition, the Chairperson and members of the Committee may meet informally or by telephone. Otherwise, unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of the Board will govern meetings of the Committee.

VI.	Minutes

The Committee shall keep minutes of each meeting.

VII.	Reliance; Experts; Cooperation

A. Retention of Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Corporation’s expense such independent counsel and other advisors and experts, as it deems necessary or appropriate to carry out its duties.

B. Search Firm. The Board delegates to the Committee the sole authority, in its discretion, (a) to decide whether to retain a consultant or search firm to assist the Committee in identifying, screening and attracting director candidates, (b) to terminate any such firm, and (c) to approve any compensation payable by the Corporation to such consultant or search firm, including the fees, terms and other conditions for the performance of such services.

C. Reliance Permitted. In carrying out its duties, the Committee will act in reliance on management, the independent public accountants, internal auditors, and outside advisors and experts, as it deems necessary or appropriate.

D. Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

E. Required Participation of Employees. The Committee will have unrestricted access to the independent public accountants, the internal auditors, outside counsel, and anyone else in the Corporation, and may require any officer or employee of the Corporation or the Corporation’s outside counsel or independent public accountants to attend any meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

APPENDIX D

UNITED SECURITY BANCSHARES, INC.

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

The Board of Directors of United Security Bancshares, Inc. hereby establishes the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, to be effective as of the 22nd day of January, 2004.

ARTICLE I

PURPOSE OF PLAN

The purpose of the Plan is to assist the Directors of the Holding Company and the Bank in planning for their retirement.

ARTICLE II

DEFINITIONS

Where the following terms appear herein, they shall have the respective meanings set forth in this ARTICLE II, unless the context clearly indicates to the contrary.

Section 2.1. “Bank” shall mean First United Security Bank, a wholly-owned subsidiary of the Holding Company.

Section 2.2. “Board of Directors” shall mean the board of directors of the Holding Company.

Section 2.3. “Committee” shall mean the compensation committee of the board of directors of the Holding Company.

Section 2.4. “Holding Company” shall mean United Security Bancshares, Inc.

Section 2.5. “Compensation” shall mean a Participant’s compensation for services as a Director.

Section 2.6. “Deferral Termination Date” shall mean the date a Participant ceases to be a Director.

Section 2.7. “Deferred Compensation” shall mean Compensation deferred pursuant to the provisions of the Plan.

Section 2.8. “Deferred Compensation Account” shall mean the Participant’s account established pursuant to Section 4.3 herein.

Section 2.9. “Director” shall mean a non-employee member of the board of directors of the Holding Company or the board of directors of the Bank.

Section 2.10. “Market Price” shall mean the closing sales price per share for the common stock of the Holding Company or, if no closing sales price is reported, the average of the bid and ask prices per share on such date, as reported on the The Nasdaq SmallCap Market.

Section 2.11. “Participant” shall mean any non-employee Director of the Holding Company or the Bank who has elected to have all or a part of his or her Compensation deferred pursuant to the Plan.

Section 2.12. “Plan” shall mean this United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, as the same may hereafter be amended from time to time.

Section 2.13. “Plan Earnings” shall mean amounts of interest to which reference is made in Section 5.1 herein and of dividends and distributions to which reference is made in Sections 6.2 and 6.3 herein.

Section 2.14. “Stock Equivalent” shall mean a measure of value equal to one share of the Holding Company’s common stock and shall not include stock appreciation rights.

Section 2.15. “Stock Equivalents Account” shall mean the Participant’s account established pursuant to Section 4.3 herein.

ARTICLE III

ADMINISTRATION OF THE PLAN

Section 3.1. Committee. The Committee or such successor Committee as may be duly appointed by the Board of Directors shall administer, construe and interpret the Plan. Decisions of the Committee with respect to any matter involving the Plan shall be final and binding on the Holding Company, the Bank and all Participants. The Committee shall maintain complete and adequate records pertaining to the Plan, including but not limited to Deferred Compensation Accounts and Stock Equivalent Accounts.

Section 3.2. Indemnity.

(a) The Holding Company (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the members of the Committee (the “Indemnified Parties”) against any losses, claims, damages or liabilities to which any of the Indemnified Parties may become subject to the extent that such losses, claims, damages, liabilities or actions in respect thereof arise out of or are based upon any act or omission of such Indemnified Party in connection with the administration of the Plan (including any act or omission constituting negligence on the part of such Indemnified Party, but excluding any act or omission constituting gross negligence or willful misconduct on the part of such Indemnified Party), and will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by him or her in connection with investigating or defending against any such loss, claim, damage, liability or action.

(b) Promptly after receipt by the Indemnified Party under Section 3.2(a) herein of notice of the commencement of any action or proceeding for which the Indemnified Party believes he or she is indemnified under Section 3.2(a), the Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party to the extent the Indemnifying Party is not prejudiced by such failure. If any such action or proceeding shall be brought against the Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall not be liable to such Indemnified Party under Section 3.2(a) for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation or reasonable expenses of actions taken at the written request of the Indemnifying Party. The Indemnifying Party shall not be liable for any compromise or settlement of any such action or proceeding effected without its consent, which consent will not be unreasonably withheld.

ARTICLE IV

DEFERRED COMPENSATION

Section 4.1. Initial Elections by Directors. Any Director may (1) within thirty (30) days of the later of (a) the date the Director first becomes a Director or (b) the date the Plan becomes effective or (2) within thirty (30) days prior to a calendar year, elect to participate in the Plan and to have all or a portion of the Compensation otherwise payable to him or her as a Director deferred and paid to him or her after his or her Deferral Termination Date. In making such initial election hereunder, a Director shall specify (i) the portion, if any, of such Deferred Compensation which will be (A) held subject to the interest payment provisions of ARTICLE V hereof or (B) translated into Stock Equivalents in accordance with ARTICLE VI hereof, and (ii) the form of payment of the Deferred Compensation: (A) a single lump-sum payment, (B) five (5) annual installments (i.e., one-fifth of the account in year one, one-fourth of the account in year two, etc.) or (C) ten (10) annual installments (i.e., one-tenth of the account in year one, one-ninth of the account in year two, etc.). Such election shall be made in a writing delivered to the Committee and shall be applicable only with respect to Compensation earned after the end of the calendar month in which such election is made.

Section 4.2. Subsequent Elections by Directors.

(a) Within thirty (30) days prior to the beginning of any calendar year following a Director’s initial election described in Section 4.1, a Participant may make a subsequent election to increase or decrease the portion of his or her Compensation to be deferred pursuant to the Plan and to elect the portion of such Deferred Compensation and any Plan Earnings to be (i) held subject to the interest payment provisions of ARTICLE V hereof or (ii) translated into Stock Equivalents in accordance with ARTICLE VI hereof. Any such election shall be effective as of the first day of the calendar year following the calendar year in which such election is made. Notwithstanding anything to the contrary herein, no such subsequent election shall affect a transfer of any amount credited, as of the first day of such calendar year, to either the Deferred Compensation Account or the Stock Equivalents Account from such account to the other account.

(b) Subsequent to the initial election by a Participant described in Section 4.1 and at least twelve (12) months prior to a Participant’s Deferral Termination Date, the Committee, in its sole discretion, may authorize a Participant to extend the form of payment period beyond that originally elected by the Participant pursuant to Section 4.1 so long as the payment period does not exceed the form of payment methods described in Section 4.1. Such subsequent election to extend the form of payment period beyond that originally elected by the Participant shall not become effective until twelve (12) months after the date such election is extended by the Committee (“12-Month Waiting Period”). If a Participant’s Deferral Termination Date occurs prior to the expiration of the 12-Month Waiting Period, any payments made to the Participant during the 12-Month Waiting Period shall be paid in accordance with the Participant’s initial form of payment election made pursuant to Section 4.1.

Section 4.3. Establishment of Deferred Compensation Accounts and Stock Equivalents Accounts. There shall be established for each Participant an account to be designated as such Participant’s Deferred Compensation Account and an account to be designated as such Participant’s Stock Equivalents Account, as appropriate.

Section 4.4. Allocations to Accounts. Any Deferred Compensation earned by a Participant during a calendar month shall be credited to the Participant’s Deferred Compensation Account as of the end of the calendar month. Plan Earnings that consist of interest accrued on a Participant’s Deferred Compensation Account due to the portion of Deferred Compensation that is subject to the interest payment provisions of ARTICLE V shall be credited to such Participant’s Deferred Compensation Account as of the end of each month. Plan Earnings that consist of dividends (cash or otherwise) and distributions accrued on a Participant’s Stock Equivalents Account due to the portion of Deferred Compensation that has been translated into Stock Equivalents in accordance with ARTICLE VI shall be credited to such Participant’s Deferred Compensation Account as of the end of each calendar quarter prior to being translated into Stock Equivalents in accordance with ARTICLE VI.

ARTICLE V

DEFERRED COMPENSATION SUBJECT TO INTEREST

Section 5.1. Interest on Deferred Compensation Accounts. A Participant’s Deferred Compensation Account shall be credited as of the end of each calendar month with an amount equivalent to interest for the number of days in such calendar month at the 30-Day London Interbank Offered Rate (LIBOR) plus 75 basis points for the last business day of the immediately preceding calendar month as reported on the Bloomberg financial news system applied to the balance of such Deferred Compensation Account (excluding the portion of the Deferred Compensation Account that will be translated into Stock Equivalents in accordance with ARTICLE VI) at the beginning of such calendar month; provided, however, no amount credited to a Participant’s Deferred Compensation Account subsequent to the beginning of a calendar month shall bear interest during that calendar month. Interest credited to a Participant’s Deferred Compensation Account shall be held in such account subject to the provisions of Section 4.4 herein.

Section 5.2. Distribution of Deferred Compensation Accounts Subject to Interest.

(a) When a Participant’s Deferral Termination Date shall occur, the balance in such Participant’s Deferred Compensation Account shall be distributed in cash to such Participant in the form elected by the Participant pursuant to Section 4.1. Until payment is made, interest shall continue to accrue in the manner provided in Section 5.1. Plan Earnings accrued to the date of payment of any lump-sum or annual installment on such amount shall be paid in conjunction with such payment. The lump-sum or initial annual installment shall be distributed within thirty (30) days after a Participant’s Deferral Termination Date. The remaining installments, if appropriate, shall be distributed at annual intervals thereafter.

(b) If a Participant’s Deferral Termination Date shall occur by reason of his or her death or if he or she shall die after his or her Deferral Termination Date, but prior to receipt of all payments provided for in this Section, all payments distributable hereunder shall be distributed in a lump-sum to such Participant’s beneficiary designated on his or her election form, or if none is designated, to such Participant’s estate or personal representative, as soon as administratively feasible following his or her death.

ARTICLE VI

STOCK EQUIVALENTS

Section 6.1. Stock Equivalents Accounts. The number of Stock Equivalents, or fractions thereof, to be credited to a Participant’s Stock Equivalents Account in accordance with Section 4.4 shall be determined by dividing the amount of Deferred Compensation and Plan Earnings to be allocated to such account pursuant to the Participant’s specifications given in accordance with ARTICLE IV by the Market Price on the last trading day of the calendar quarter specified in Section 4.4. The number of Stock Equivalents, so determined, shall be credited to the Stock Equivalents Account established for the Participant.

Section 6.2. Cash and Property Dividend Credits. Additional credits shall be made to a Participant’s Deferred Compensation Account throughout the period of such Participant’s participation in the Plan, and thereafter until all distributions to which the Participant is entitled under Section 6.5 or ARTICLE VIII shall have been made, in amounts equal to the Plan Earnings consisting of the cash or fair market value of any dividends or distributions declared and made with respect to the Holding Company’s common stock payable in cash, securities issued by the Holding Company (other than the Holding Company’s common stock but including any such securities convertible into the Holding Company’s common stock) or other property which the Participant would have received had he or she been the owner on the record dates for the payment of such dividends of the number of shares of the Holding Company’s common stock equal to the number of Stock Equivalents in his or her Stock Equivalents Account on such dates. Each such credit shall be effected as of the end of the calendar quarter in which such dividend or distribution is made. Each and every amount so credited to a Participant’s Deferred Compensation Account shall be held in such account subject to the provisions of Section 4.4 herein.

Section 6.3. Stock Dividend Credits. Additional credits shall be made to a Participant’s Stock Equivalents Account throughout the period of his or her participation in the Plan, and thereafter until all distributions to which the Participant is entitled under Section 6.5 or ARTICLE VIII shall have been made, of a number of Stock Equivalents equal to the number of shares (including fractional shares) of the Holding Company’s common stock to which the Participant would have been entitled as common stock dividends had such Participant been the owner on the record dates for the payments of such stock dividends of the number of shares of the Holding Company’s common stock equal to the number of Stock Equivalents credited to his or her Stock Equivalents Account on such dates. Such additional credits shall be effected as of the end of the calendar quarter in which payment of such stock dividend is made.

Section 6.4. Recapitalization. If, as a result of a split or combination of the Holding Company’s outstanding common stock or other recapitalization or reorganization, the number of shares of the Holding Company’s outstanding common stock is increased or decreased or all or a portion of the Holding Company’s outstanding common stock is exchanged for or converted into other securities issued by the Holding Company (including without limitation securities convertible into the Holding Company’s common stock) or other property, the number of Stock Equivalents credited to a Participant’s Stock Equivalents Account shall, to the extent reasonably practicable, be equitably adjusted to give effect to such recapitalization or reorganization as if the Participant had owned of record on the effective date of such recapitalization or reorganization a number of shares of the Holding Company’s common stock equal to the number of Stock Equivalents credited to his or her Stock Equivalents Account immediately prior thereto.

Section 6.5. Distributions from Stock Equivalent Account. When a Participant’s Deferral Termination Date shall occur, the Holding Company shall become obligated to make the distributions prescribed in paragraphs (a) and (b) below. At the time of any distribution, each Stock Equivalent to be distributed shall be converted into one share of the Holding Company’s common stock and such share shall be distributed to the Participant. Any fraction of a Stock Equivalent to be distributed shall be converted into an amount in cash equal to the Market Price of one share of the Holding Company’s common stock on the trading day next preceding the date of distribution multiplied by such fraction and such cash shall be distributed to the Participant. Additionally, any amounts earned by a Participant during a calendar quarter not yet allocated to the Participant’s Stock Equivalents Account in accordance with Section 6.1 herein shall be distributed to the Participant in cash.

(a) Distribution shall be made in the form elected by the Participant pursuant to Section 4.1. Until payment is made, Plan Earnings shall continue to be credited in the manner provided in Sections 6.2 and 6.3 herein. Plan Earnings accrued to the date of payment of any lump-sum or annual installment on such amount shall be paid in conjunction with such payment. The lump-sum or initial annual installment shall be distributed within thirty (30) days after a Participant’s Deferral Termination Date. The remaining installments, if appropriate, shall be distributed at annual intervals thereafter.

(b) If a Participant’s Deferral Termination Date shall occur by reason of his or her death or if he or she shall die after his or her Deferral Termination Date but prior to receipt of all distributions provided for in this Section, all Stock Equivalents, or the undistributed balance thereof, shall be distributed to such Participant’s beneficiary designated on his or her election form, or if none is designated, to such Participant’s estate or personal representative, as soon as administratively feasible following his or her death.

ARTICLE VII

NATURE OF PLAN

Neither the Holding Company nor the Bank is under any obligation (1) to transfer amounts credited to a Participant’s Deferred Compensation Account or Stock Equivalents Account to any trust or escrow account or (2) to secure any amount credited to a Participant’s Deferred Compensation Account or Stock Equivalents Account by any specific assets of the Holding Company or the Bank or any other asset in which the Holding Company or the Bank has an interest. The Plan shall not be construed to require the Holding Company or the Bank to fund any of the benefits provided hereunder nor to establish a trust for such purpose. The Holding Company or the Bank may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a rabbi trust or such other equivalent arrangement as the Holding Company or the Bank may decide. No such arrangement shall cause the Plan to be a “funded” plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, nor shall any such arrangement change the nature of the obligation of the Holding Company or the Bank or the rights of the Participants as provided herein. Neither a Participant nor his or her beneficiary, estate or personal representative shall have any rights against the Holding Company or the Bank with respect to any portion of a Deferred Compensation Account or Stock Equivalents Account or any trust, escrow account or other arrangement established in connection with the Plan except as a general unsecured creditor.

ARTICLE VIII

TERMINATION OF THE PLAN

The Board of Directors may terminate the Plan at any time. Upon termination of the Plan, distributions in respect of credits to Participants’ Deferred Compensation Accounts and Stock Equivalents Accounts as of the date of termination shall be made in the manner and at the time prescribed in Section 5.2 or Section 6.5; provided, however, that the Board of Directors shall have the right to cause distributions in respect of credits to Participants’ Deferred Compensation Accounts and Stock Equivalents Accounts as of the effective date of such termination of the Plan to be made at such time and in such manner as it may determine; and further provided that the value of the accounts on distribution shall be determined in a manner consistent with the provisions of Section 5.2 and Section 6.5, as applicable.

ARTICLE IX

AMENDMENT OF THE PLAN

The Board of Directors may, without the consent of Participants or their beneficiaries, amend the Plan at any time and from time to time; provided, however, that no amendment may deprive a Participant of the amounts allocated to his or her Deferred Compensation Account or Stock Equivalents Account or be retroactive in effect to the prejudice of any Participant.

ARTICLE X

GENERAL PROVISIONS

Section 10.1. No Preference. No Participant shall have any preference over the general creditors of the Holding Company or the Bank in the event of the Holding Company’s or the Bank’s insolvency.

Section 10.2. Authorized Payments. Notwithstanding any other provisions of the Plan, if any amounts payable under the Plan are found in a “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in the gross income of a Participant prior to payment of such amounts hereunder, such amounts shall be paid to such Participant as soon as practicable after the Committee is advised of such determination. For purposes of this Section, the Committee shall be entitled to rely on an affidavit by a Participant and a copy of the determination to the effect that a determination described herein has occurred.

Section 10.3. Gender Words. Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

Section 10.4. Assignment of Benefits. Benefits provided under the Plan may not be assigned or alienated, either voluntarily or involuntarily, other than by will or the applicable laws of descent and distribution; provided, however, in the event the Participant is indebted to the Holding Company or the Bank, such benefits may be used to offset such indebtedness prior to distribution.

Section 10.5. Conflicts of Laws. The laws of the State of Alabama shall govern the interpretation and performance of the terms of the Plan. The Plan is not intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, or to comply with the Employee Retirement Income Security Act of 1974, as amended.

REVOCABLE PROXY

UNITED SECURITY BANCSHARES, INC.

☒	PLEASE MARK VOTES

AS IN THIS EXAMPLE

SOLICITED BY THE BOARD OF DIRECTORS

UNITED SECURITY BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 11, 2004

The undersigned hereby appoints Hardie B. Kimbrough and R. Terry Phillips, and each of them, as proxies for the undersigned, or such other persons as the Board of Directors of United Security Bancshares, Inc. (“Bancshares”) may designate, with full power of substitution, to represent and act for and in the name and stead of the undersigned and to vote all of the shares of Common Stock of Bancshares, which the undersigned is entitled to vote at the 2004 Annual Meeting of Shareholders of Bancshares to be held on May 11, 2004, and at any and all adjournments or postponements thereof.

		For	With- hold	For All Except
1.	The election of all the nominees listed below to serve as directors until the 2005 Annual Meeting of Shareholders or until their successors shall be elected and qualified.	☐	☐	☐

NOMINEES:

Dan R. Barlow	Jack W. Meigs
Linda H. Breedlove	R. Terry Phillips
Gerald P. Corgill	Ray Sheffield
Wayne C. Curtis	James C. Stanley
John C. Gordon	Howard M. Whitted
William G. Harrison	Bruce N. Wilson
Hardie B. Kimbrough

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Abstain	Against
2.	The ratification of the adoption of the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan.	☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears herein and date this Proxy in the space provided.	Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided or fax to 334-636-9606.

UNITED SECURITY BANCSHARES, INC.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL OR FAX YOUR PROXY TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY.